Exhibit 99.1

The Path to Reclaiming American Finance: A Call for Innovation and Empowerment

Empowering the Common Investor: Forging a New Path in Financial Markets

By Jeremy Frommer

In the midst of sparsely filled giant office buildings in the financial district and the eerily quiet atmosphere of the Upper East Side, a change is brewing. The once thriving capital markets, which served as the engine of innovation, have been compromised by a system that no longer works in the best interest of the common investor.

It is time for a rebellion, a collective effort to correct the course and rebuild a financial system that truly serves the needs of all Americans. As we embark on this journey, we must eliminate the structures that have held us back and embrace new technologies and ideas that empower individuals and promote innovation. Together, we can make American finance great again.

The Need for Change

The current financial landscape resembles a rigged playing field, one that continuously churns the common investor across the financial food chain. Each day, several major problems in our system work together to manipulate the everyday investor. Here are a few examples:

1.	Predatory lending practices: Toxic financial products are self-fulfilling prophecies that destroy companies, forcing them to continuously be diluted and deteriorate value.
2.	FTD (Fail-to-delivers): This occurs when one party in a trading contract does not deliver on their obligations, causing significant disruption in the market. The market-maker exemption directly leads to naked shorting.
3.	Abusive naked short selling: Some traders manipulate the market by selling stocks they do not own or have not borrowed, thereby artificially driving down the stock price.
4.	Collusion among funds: Large funds sometimes collaborate to move markets in ways that benefit them but harm the common investor.
5.	Market-making spoofing: This deceptive trading practice involves placing orders with the intent to cancel them before execution, thereby manipulating market prices.
6.	Exploitation of regulatory exemptions: While there are certain regulatory exemptions designed to facilitate the smooth operation of the market, these can be misused by savvy investors, leaving the average individual investor at a disadvantage. The most recent and notable example of this, the early trade-halt on $MMTLP.

It's important to note that the regulatory bodies tasked with overseeing these markets, and even Congress, are aware of these issues. They have discussed them openly and yet, despite more than three decades of debate and proposed solutions, the problems persist.

The Rise of a Rebellion

In this era of uncertainty, a sense of rebellion is in the air, particularly in the small and micro-cap public stock markets that have been devastated. Those investors who have been threatened by the status quo are rising up to challenge it. It is the very people affected by this broken system who are leading the charge for change. We can see this rebellion taking shape in various forms, propelled by technological advancements and innovative platforms that are reshaping the landscape of finance.

This rebellion is taking root in multiple facets of the financial landscape, fueled by an unusual blend of social media activism and speculative investing. The rise of meme stocks is the phenomenon that underscores the power of collective action. Born from online communities and forums, the common investors are turning the tables, using the strength of their numbers and the virality of social media to drive up the price of undervalued and abused stocks. This form of crowd-sourced investing has not only democratized the markets, but also highlighted the immense potential of communal influence.

The once distant world of finance is now accessible at the touch of a screen, and investment strategies are being shared, dissected, and honed within digital communities. These advancements are redefining the very fabric of finance, heralding an era where the collective voice of individual investors can no longer be dismissed or ignored.

Democratizing Investments

Embracing this wave of change are progressive platforms like DealMaker, who are leveraging Regulation CF (Crowdfunding) to make American investments more accessible to a wider audience. This democratization of investments allows individuals from all backgrounds to participate in wealth creation, cultivating a sense of shared prosperity and ownership.

The Path Forward

Over the last few months, Creatd, Inc. has been working towards a plan and strategy to increase shareholder value while reducing dilution.

Here are the three initiatives we are pursuing:

1.	Creatd, Inc. ($VOCL) is expected to open a Reg CF round of financing later this month. It will be among one of the first public micro-cap companies to do so. This $5M round will allow anyone to invest, including our 2M Vocal creators, in a new participating preferred at an original issued discount and allows them to partake in the company's revenues as a quarterly dividend. This round is non-dilutive to the common stock $VOCL, is convertible at far above current trading prices, and will be closed at the earlier of the company's discretion or completion of the $5M raise.
2.	We're preparing to publicly offer shares of the OG Collection, Inc. (a wholly-owned subsidiary of Creatd, Inc.) on the Upstream platform. This will mark the first material asset sale and special dividend by the company. We expect the audit to be completed by July 17th, 2023, which will allow us to rapidly move forward on the OG capital raise and special dividend distribution.
3.	We are preparing to sell off Creatd Ventures, the company's consumer packaged goods division, as we strive to consolidate our focus into our core technology platform Vocal, which accounts for the vast majority of the company's revenues.

I can't emphasize enough how crucial these paths are for our company and shareholders. It's the most sensible way forward to see a recovery of our common stock. We will be creating an environment for the organic appreciation of our common stock, which again, remains undiluted by these transactions.

Moreover, our success could help us sidestep the need for a reverse stock split, like so many micro-cap companies are forced to do. We're not just changing our own course—we're setting a new playbook for a more investor-centric approach in the financial landscape.

Your questions, thoughts, and insights are invaluable to us, and we invite you to share them. Leave your comments and questions below, and make sure to join me on my Twitter Space on Tuesday, July 11, 2023.